UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2014

SaasMAX, Inc.

(Exact name of registrant as specified in its charter)

NEVADA	000-54504	27-4636847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3254 Prospect Ave. La Crescenta, CA		91214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (818)-249-1157

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS AND CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective February 4, 2014, Harold C. Moll resigned as the Company’s Chief Executive Officer, President and as a Director. The resignations of Mr. Moll were not due to, and were not been caused by, in whole or in part, any disagreement with the Company, related to the Company’s operations, policies, practices or otherwise.

Rob Rainer, the Company’s Chief Financial Officer, Secretary and Treasurer and a Director, was appointed the Company’s Chief Executive Officer and President to fill the vacancies resulting from Mr. Moll’s resignations.

In connection with Mr. Moll’s resignation, Mr. Moll has agreed to terminate his Management Consulting Agreement dated July 22, 2013 (the “Management Consulting Agreement”) and surrender for cancellation to the Company the 750,000 Earn-Out shares issued to him under the Management Consulting Agreement (the “Share Cancellation”).  In addition, Mr. Moll agreed to transfer 605,192 shares of the Company’s common stock held by him to Rob Rainer (the “Transfer”).

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT.

After giving effect to the Share Cancellation and the Transfer, there is a change in control of the Company as Mr. Rainer’s direct beneficial holdings in the Company increased from 32% to 51.1%.  No consideration was paid by the Company or Mr. Rainer in connection with the Share Cancellation and the Transfer.  The Company entered into a mutual release with Mr. Moll, a copy of which is attached as an exhibit to this Current Report.

There is no arrangement or understanding between Mr. Moll and Mr. Rainer, or their associates, with respect to election of directors or other matters.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibits

Exhibit Number	Description of Exhibit
10.1	Management Consulting Agreement dated July 22, 2013 between the Company and Harold C. Moll (1)
10.2	Termination of Management Consulting Agreement and Cancellation of Earn-Out Shares.
10.3	Mutual Release.
17.1	Resignation of Harold C. Moll.

Notes:

(1)

Previously filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 25, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAASMAX, INC.
Date: February 4, 2014
By:	/s/ Rob Rainer
Rob Rainer
Chief Executive Officer and Chief Financial Officer

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